Exhibit 99

              Great Western Land and Recreation Reports Q2 Results


    SCOTTSDALE, Ariz., May 24 /PRNewswire-FirstCall/ -- Great Western Land and Recreation Inc. (OTC Bulletin Board: GWES), a real estate development company with approximately 48,000 acres of urban and ranch land in various stages of development in the Southwest, today reported a second-quarter net loss of $212,640 or 1 cent per diluted share, compared with a net loss of $403,007, or 2 cents per diluted share, a year earlier. Land and lot sales for the quarter ended March 31, 2004, were $520,747 compared with $694,590 for the comparable prior-year quarter.

    For the six months ended March 31, 2004, the net loss was $584,795, or 3 cents per diluted share, compared with net income of $174,697, or 1 cent per diluted share, for the first six months of fiscal 2003. Land and lot sales were $809,623 compared with $1.9 million.

    "We expect revenue to pick up modestly in mid summer when Glendale Springs, our 80-unit condominium project in Glendale, Arizona, begins generating sales," said Jay N. Torok, chairman and chief executive officer. "We expect sales to increase more substantially in fiscal 2005, which begins October 1, with continued sales at Glendale Springs, the launching of our Woodland Court project, a 43-unit townhome project in College Station, Texas, this fall and the opening of our Mallard Crossing project, a new 480-acre mixed-use development in a prime Houston-area location, later in the year. Also, late in 2005, we expect sales to begin at Westchester Lakes, our recently announced 200-acre development located near Mallard Crossing that will feature 450 lots, many of which will be lake frontage lots."

    "We foresee the second half of this fiscal year to be flat, with sales and profits not increasing until fiscal 2005," Torok said. "Equally important, the cash generated by the sales in fiscal 2004 and 2005 will facilitate achieving our goal of acquiring more land for projects that we believe will smooth out our revenue stream in future years."

    Torok noted that the two Houston projects are expected to generate a total of $50 million in revenue over the 8- to 10-year lives of the projects. The company's goal as it takes on new projects is to increase revenue to at least $25 million annually by its 2006-2007 fiscal year.

    Most of Great Western's current residential projects have been completed or are nearing completion, Torok said. The bulk of sales during the second quarter consisted of ranch land, primarily at Wagon Bow Ranch in Arizona. Torok added that in early January the company agreed to sell its remaining Willow Springs Ranch property in New Mexico. That sale is pending, with a final decision by the buyer expected next month.

    Great Western completed its second quarter with a cash position of $726,827 compared with $1.1 million at fiscal year-end 2003. Total assets were $13.5 million and total liabilities were $10.4 million. Stockholders' equity was $3.1 million at March 31, 2004, compared with $3.0 million at September 30, 2003. The company had 20.9 million weighted average shares of common stock outstanding at March 31, 2004.

    The company projects capital expenditures for development of its existing projects of approximately $11.4 million during the next 12 months, with most of the funding to come from banks and other financial institutions.


    About Great Western Land and Recreation

    Great Western Land and Recreation Inc. is the product of a merger in February 2003 between 1st Realty Investments Inc., a public company, and Great Western, a real estate development company that was wholly owned by Amortibanc Investments LC, one of Kansas' oldest mortgage and investment banking firms. Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing major ranch properties in Arizona and New Mexico. Great Western's common stock recently became quoted on the Over-The-Counter Bulletin Board under ticker symbol GWES.

    Additional information is available at http://www.gwland.com .


    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov/edgar . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.



                   GREAT WESTERN LAND AND RECREATION, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)

                     Three months ended March 31, Six months ended March 31,
                             2004         2003         2004       2003

    Land and lot sales    $520,747     $694,590     $809,623   $1,931,793
    Cost of land and lot
     sales                 215,313      375,357      358,617      866,197

    Gross profit on sales  305,434      319,233      451,006    1,065,596

    Operating, selling,
     general and
     administrative
     expense               406,903      516,344      823,065    1,085,743

                          (101,469)    (197,111)    (372,059)     (20,147)
    Other income (expense)
      Interest expense    (114,307)    (178,233)    (211,739)    (294,537)
      Interest income        2,298       35,102        4,397       47,826
      Equity in losses of
       unconsolidated
       company                   -      (53,530)           -      (53,530)
      Gain on settlement
       of quepasa.com claim      -            -            -      405,750
      Other income (expense)   838       (7,363)      (5,394)      91,375

                          (111,171)    (204,024)    (212,736)     196,884

    Earnings (loss) before
     minority interest    (212,640)    (401,135)    (584,795)     176,737

    Minority interest            -       (1,872)           -       (2,040)

    Net earnings (loss)   (212,640)    (403,007)    (584,795)     174,697


    Less: preferred stock
     dividends applicable
     to the period         (11,815)     (11,815)     (23,630)     (23,630)

    Net earnings (loss)
     available for common
     stock               $(224,455)   $(414,822)   $(608,425)    $151,067

    Net earnings (loss)
     per common and
     common equivalent
     share
      Basic and diluted     $(0.01)      $(0.02)      $(0.03)        $0.01

    Weighted average common
     and common equivalent
     shares outstanding
      Basic and diluted 20,885,399   20,785,399   20,869,006   20,785,399


                   GREAT WESTERN LAND AND RECREATION, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                    March 31, September 30,
                                                      2004          2003
                                                   (unaudited)

    ASSETS
      Cash and cash equivalents                     $726,827     $1,100,844
      Notes receivable                                90,550         70,118
      Land held for development and sale          11,193,678      9,321,515
      Receivable from related entities                49,454         68,080
      Property and equipment, net of accumulated
       depreciation of $54,917 and $42,583 at
       March 31, 2004 and September 30, 2003,
       respectively                                  187,114        201,727
      Other                                        1,289,403        985,046
                                                 $13,537,026    $11,747,330

    LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities
        Notes payable                             $5,832,200     $4,026,588
        Subordinated debt                          3,053,073      3,319,684
        Payable to related entities                  877,182        745,427
        Accounts payable and other accrued
         liabilities                                 646,354        620,586
          Total liabilities                       10,408,809      8,712,285

    Minority interest                                 31,229         46,843

    Stockholders' equity
      Preferred stock, $0.001 par value;
       10,000,000 shares authorized; 22,580 and
       14,380 shares issued and outstanding at
       March 31, 2004 and September 30, 2003
       respectively; liquidation value
       - $1,546,190 at March 31, 2004              1,355,430        660,409
      Common stock, $0.001 par value;
       30,000,000 shares authorized; 20,885,399
       and 20,785,399 shares issued and
       outstanding at March 31, 2004 and
       September 30, 2003, respectively               20,885         20,785

      Additional paid-in capital                   2,593,758      2,595,298
      Accumulated other comprehensive loss              (733)          (733)
      Accumulated deficit                           (872,352)      (287,557)
    Total stockholders' equity                     3,096,988      2,988,202
                                                 $13,537,026    $11,747,330



SOURCE  Great Western Land and Recreation Inc.
    -0-                             05/24/2004
    /CONTACT: Ron O'Connor, Sr. V.P. and CFO, of Great Western Land and Recreation, +1-480-949-6007; or Karl Plath or Brien Gately of The Investor Relations Company, +1-847-296-4200/
    /Web site: http://www.gwland.com /
    (GWES)

CO:  Great Western Land and Recreation Inc.
ST:  Arizona
IN:  RLT OTC
SU:  ERN